UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 19, 2015

CATALYST PHARMACEUTICAL PARTNERS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 1500 Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 529-2522

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of New Directors

On February 19, 2015, the Board of Directors (the “Board”) of Catalyst Pharmaceutical Partners, Inc. (the “Company”), in conformity with the Company’s bylaws, increased the size of the Board from five members to six members and appointed Richard J. Daly and Donald A. Denkhaus to fill the two vacancies on the Board. Each new director will serve until the Company’s 2015 annual meeting of stockholders or until their resignation or death, if earlier, and each (along with the Company’s other directors) will be considered for election by the Company’s stockholders at the Company’s 2015 annual meeting.

There is no family relationship between either Mr. Daly or Mr. Denkhaus, on the one hand, and any of the Company’s other officers or directors, on the other hand. Further, there are no understandings or arrangements between Mr. Daly or Mr. Denkhaus, on the one hand, and any other person, on the other hand, pursuant to which Mr. Daly or Mr. Denkhaus were selected as directors. Finally, there have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and as to which the amount exceed $120,000, in which either Mr. Daly or Mr. Denkhaus had or will have a direct or indirect material interest.

At the Board meeting at which they were appointed, the Board appointed Mr. Daly to serve on the Compensation Committee and Nominating and Corporate Governance Committee of the Board and Mr. Denkhaus to serve on the Audit Committee and Nominating and Corporate Governance Committee of the Board. Mr. Denkhaus, who qualifies as an audit committee financial expert, was also appointed to serve as the Chair of the Audit Committee.

On February 19, 2015, the Company issued a press release announcing the appointment of Mr. Daly and Mr. Denkhaus to the Board. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by the Company on February 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceutical Partners, Inc.

By:	/s/ Alicia Grande
Alicia Grande
Vice President, Treasurer and CFO

Dated: February 20, 2015

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